Exhibit 99.1

FOR IMMEDIATE RELEASE

BED BATH & BEYOND INC. ANNOUNCES FISCAL SECOND QUARTER RESULTS

•	Net Earnings Increase 28.8% to $97.2 million ($.32 per share)

•	Net Sales Increase by 23.1%

•	Comparable Store Sales Grow by 5.9%

UNION, New Jersey, September 24, 2003 -— Bed Bath & Beyond Inc. today reported net earnings of $97.2 million ($.32 per share) in the fiscal second quarter ended August 30, 2003, an increase of approximately 28.8% from the $75.5 million ($.25 per share) earned in the fiscal second quarter of 2002. Net sales for the fiscal second quarter of 2003 were $1.111 billion, an increase of approximately 23.1% from net sales of $903.0 million in the fiscal second quarter of 2002. Comparable store sales in the fiscal second quarter of 2003 grew by approximately 5.9%, compared with an increase of approximately 8.0% in last year’s fiscal second quarter.

For the fiscal first half ended August 30, 2003, net earnings increased 27.1% to $154.7 million ($.51 per share) from $121.8 million ($.40 per share) earned in the comparable period of the prior year. Net sales for the fiscal first half of 2003 rose 19.4% to $2.005 billion from $1.680 billion in the corresponding period of the prior year. Comparable store sales for the fiscal first half of 2003 increased by approximately 5.2%, compared with an increase of approximately 10.4% in last year’s fiscal first half.

The accompanying consolidated financial information includes the accounts of Christmas Tree Shops, Inc. since June 19, 2003 (date of acquisition).

As of August 30, 2003, there were 514 Bed Bath & Beyond stores operating in 44 states and Puerto Rico, including 16 new stores opened during the current fiscal second quarter. During the first six months of fiscal 2003, 24 Bed Bath & Beyond stores were opened. Since the beginning of the fiscal third quarter, 9 additional Bed Bath & Beyond stores have been opened, bringing the total number of Bed Bath & Beyond stores now operating to 523 stores. As of August 30, 2003, Christmas Tree Shops, Inc. operated 24 stores in 6 states and Harmon Stores, Inc., operated 29 stores in 3 states.

* * * * * * * *

Bed Bath & Beyond Inc. is a nationwide chain of retail stores. The Company’s Bed Bath & Beyond stores sell better quality domestics merchandise and home furnishings. The Company’s Christmas Tree Shops and Harmon Stores sell giftware and household items and health and beauty care items, respectively. Shares of Bed Bath & Beyond Inc. are traded on NASDAQ under the symbol “BBBY” and are included in the Standard & Poor’s 500 Index, the NASDAQ-100 Index and the Forbes 500.

This press release may contain forward-looking statements. Many of these forward-looking statements can be identified by use of words such as may, will, expect, anticipate, estimate, assume, continue, project, plan, and similar words and phrases. The Company’s actual results and future financial condition may differ materially from those expressed in any such forward-looking statements as a result of many factors that may be outside the Company’s control. Such factors include, without limitation: general economic conditions, changes in the retailing environment and consumer spending habits; demographics and other macroeconomic factors that may impact the level of spending for the types of merchandise sold by the Company; unusual weather patterns; competition from existing and potential competitors; competition from other channels of distribution; pricing pressures; the ability to find suitable locations at reasonable occupancy costs to support the Company’s expansion program; and the cost of labor, merchandise and other costs and expenses. The Company does not undertake any obligation to update its forward-looking statements.

INVESTOR CONTACTS:

Ronald Curwin	Kenneth C. Frankel	Paula J. Marbach
Chief Financial Officer	Director of Financial	Investor Relations
and Treasurer	Planning	Ext. 4552
Ext. 4550	Ext. 4554	Fax: 908-810-8813

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Earnings
(in thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended

	August 30,	August 31,	August 30,	August 31,
	2003	2002	2003	2002

Net sales	$1,111,445	$903,044	$2,005,313	$1,679,842
Cost of sales	652,300	532,709	1,178,988	991,145

Gross profit	459,145	370,335	826,325	688,697
Selling, general and administrative expenses	303,278	250,648	580,008	496,309

Operating profit	155,867	119,687	246,317	192,388
Interest income	2,195	3,010	5,254	5,592

Earnings before provision for income taxes	158,062	122,697	251,571	197,980
Provision for income taxes	60,854	47,238	96,855	76,222

Net earnings	$97,208	$75,459	$154,716	$121,758

Net earnings per share — Basic	$0.33	$0.26	$0.52	$0.42
Net earnings per share — Diluted	$0.32	$0.25	$0.51	$0.40
Weighted average shares outstanding — Basic	295,811	292,441	295,387	292,083
Weighted average shares outstanding — Diluted	304,172	300,737	303,605	300,705

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Balance Sheets
(in thousands, unaudited)

	August 30,	August 31,
	2003	2002

Assets
Current assets:
Cash and cash equivalents	$617,381	$333,626
Short term investment securities	65,269	100,000
Merchandise inventories	958,778	859,891
Other current assets	78,410	54,011

Total current assets	1,719,838	1,347,528

Long term investment securities	119,847	126,426
Property and equipment, net	477,213	381,761
Goodwill	145,932	16,771
Other assets	26,115	7,173

	$2,488,945	$1,879,659

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$386,335	$311,604
Accrued expenses and other current liabilities	324,984	233,065
Income taxes payable	55,049	49,791

Total current liabilities	766,368	594,460

Deferred rent and other liabilities	79,992	47,481

Total liabilities	846,360	641,941

Total shareholders’ equity	1,642,585	1,237,718

	$2,488,945	$1,879,659

BED BATH & BEYOND INC. AND SUBSIDIARIES
Consolidated Statements of Cash Flows
(in thousands, unaudited)

	Six Months Ended

	August 30,	August 31,
	2003	2002

Cash Flows from Operating Activities:
Net earnings	$154,716	$121,758
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	40,257	39,319
Amortization of bond premium	649	—
Tax benefit from exercise of stock options	18,634	11,973
Deferred income taxes	4,037	(6,355)
Decrease (increase) in assets, net of effect of acquisition:
Merchandise inventories	26,498	(90,009)
Other current assets	(10,002)	(4,734)
Other assets	(6,946)	6
Increase (decrease) in liabilities, net of effect of acquisition:
Accounts payable	7,026	34,783
Accrued expenses and other current liabilities	18,805	38,023
Income taxes payable	(16,789)	(1,397)
Deferred rent and other liabilities	10,545	7,342

Net cash provided by operating activities	247,430	150,709

Cash Flows from Investing Activities:
Purchase of investment securities	(130,975)	(244,517)
Redemption of investment securities	194,770	70,000
Acquisition, net of cash acquired	(175,487)	(24,097)
Capital expenditures	(30,126)	(57,602)

Net cash used in investing activities	(141,818)	(256,216)

Cash Flows from Financing Activities:
Proceeds from exercise of stock options	17,314	9,637
Prepayment of acquired debt	(21,215)	—

Net cash (used in) provided by financing activities	(3,901)	9,637

Net increase (decrease) in cash and cash equivalents	101,711	(95,870)
Cash and cash equivalents:
Beginning of period	515,670	429,496

End of period	$617,381	$333,626